EXHIBIT 21.1
SUBSIDIARIES OF EDGEWATER TECHNOLOGY, INC.1

SUBSIDIARY	STATE OR COUNTRY OF ORGANIZATION

Edgewater Funding Company, Inc.	Nevada
Edgewater Technology (Delaware), Inc.	Delaware
Edgewater Technology (Europe) Limited	United Kingdom
PFS&C Services International Company, Inc.[2]	Nevada
PFS&C Services International Holding Company, Inc.[2]	Nevada
StaffMark Acquisition Corporation Twenty-Nine[2]	Delaware
StaffMark Acquisition Corporation Thirty[2]	Delaware

[2]	These subsidiaries were disolved in the first quarter of 2002.